Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-293279 on Form S-3 and the Registration Statements Nos. 333-252143 and 333-213188 on Form S-8 of Southern First Bancshares, Inc. of our reports dated February 24, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of Southern First Bancshares, Inc. for the year ended December 31, 2025.

/s/ Elliott Davis, LLC

Greenville, South Carolina

February 24, 2026